EXHIBIT 2

                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT

                                      among

                                PRISM GROUP, LLC

                           PRISM GROUP CONSULTING, LLC

                       GUS GONZALEZ AND NANCY E. AGATIELLO
                           REVOCABLE INTER-VIVOS TRUST

                                 BARBARA S. BERK

                                 NANCY AGATIELLO

                                       and

                                 TSRC.NET, INC.


                              Dated: March 1, 2000

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                                TABLE OF CONTENTS
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   AGREEMENT......................................................................................................1

   SUMMARY OF TRANSACTION.........................................................................................1

   ARTICLE I - SALE OF ASSETS AND TERMS OF PAYMENT................................................................1

      1.01 Purchase and Sale of Assets............................................................................1

      1.02 Excluded Assets........................................................................................2

      1.03 Liabilities............................................................................................2
               (a)  Assumed Liabilities...........................................................................3
               (b)  Excluded Liabilities..........................................................................3

      1.04     Purchase Price.....................................................................................4

      1.05     Adjustment of Purchase Price.......................................................................4

      1.06     Allocation of the Purchase Price...................................................................5

      1.07     Absolute Sale......................................................................................5

      1.08     Bulk Sales Laws....................................................................................5

      1.09     Proration of Certain Items.........................................................................6

   ARTICLE II - RELATED AGREEMENTS................................................................................6

      2.01     Employment Agreements..............................................................................6

      2.02     Bill of Sale.......................................................................................6

      2.03     Assignment and Assumption Agreement................................................................7

      2.04     Real Property Lease Assignment.....................................................................7

      2.04     Real Property Lease Assignment.....................................................................7

   ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE MEMBERS....................................7

      3.01     Organization and Good Standing; No Investments.....................................................7

      3.02     Authorization; Compliance with Other Instruments and Law...........................................8
               (a)  Authorization of Sellers......................................................................8
               (b)  Authorization of Members......................................................................9

      3.03     Financial Statements...............................................................................9

      3.04     Operation of the Business in the Ordinary Course...................................................9

      3.05     Tax Matters.......................................................................................12
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      3.06     Material Contracts and Commitments................................................................13

      3.07     Licenses, Permits and Authorizations..............................................................14

      3.08     Title to Purchased Assets.........................................................................14

      3.09     Proprietary Rights................................................................................15

      3.10     Employee Benefit Plans; Labor Matters.............................................................15

      3.11     Litigation and Other Claims.......................................................................17

      3.12     No Material Adverse Change........................................................................17

      3.13     Accounts Receivable...............................................................................17

      3.14     Compliance with Laws..............................................................................17

      3.15     Real Property.....................................................................................18

      3.16     Condition of Purchased Assets.....................................................................18

      3.17     Environmental Matters.............................................................................18

      3.18     Computer and Other Systems........................................................................20

      3.19     Insurance.........................................................................................20

      3.20     Affiliated Transactions...........................................................................20

      3.21     Guarantees........................................................................................20

      3.22     Compensation of Employees.........................................................................21

      3.23     Employee Relations................................................................................21

      3.24     Labor Agreements..................................................................................21

      3.25     Commitments and Warranties........................................................................21

      3.26     Significant Customers.............................................................................22

      6.36     Bank and Other Accounts...........................................................................22

      3.27     Full Disclosure...................................................................................22

   ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER...............................................22

      4.01     Organization and Good Standing....................................................................22

      4.02     Due Authorization.................................................................................23

   ARTICLE V - THE CLOSING.......................................................................................23

      5.01     Time and Place of Closing.........................................................................23

      5.02     Instruments of Transfer, Etc......................................................................23
               (a)  Sellers......................................................................................23
               (b)  Buyer........................................................................................24
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               (c)  Members......................................................................................24

   ARTICLE VI - EMPLOYEES........................................................................................24

   ARTICLE VII  - WORKERS COMPENSATION, PRODUCT  LIABILITY RESPONSIBILITY........................................24

   ARTICLE VIII - POST CLOSING COVENANTS.........................................................................25

      8.01     Expenses..........................................................................................25

      8.02     Further Assurances................................................................................25

      8.03     Commissions and Fees..............................................................................25

      8.04     Sales, Transfer and Use Taxes.....................................................................25

      8.05     Nondisclosure.....................................................................................26

      8.06     Indemnification...................................................................................26
               (a)  By Sellers and Members.......................................................................26
               (b)  By Buyer.....................................................................................27
               (c)  Survival.....................................................................................27
               (d)  Set-Off......................................................................................27

      8.07     Defense of Claims.................................................................................28

      8.08     Access to Records.................................................................................29

      8.09     Non-competition Covenant of Members...............................................................29

      8.10     Cessation of Business of Sellers..................................................................29

      8.11     Tax Returns.......................................................................................30

   ARTICLE IX - MISCELLANEOUS....................................................................................30

      9.01     Binding Effect....................................................................................30

      9.02     No Assignment.....................................................................................30

      9.03     Counterparts......................................................................................30

      9.04     Governing Law.....................................................................................30

      9.05     Arbitration; Venue; Attorney's Fees...............................................................30

      9.06     Survival..........................................................................................31

      9.07     Notices...........................................................................................31
               (a)  To Buyer.....................................................................................31
               (b) To Sellers and Members........................................................................32

      9.08     Amendment and Modification........................................................................32

      9.09     Waiver of Compliance..............................................................................32

      9.10     Interpretation....................................................................................33

      9.11     Entire Agreement..................................................................................33

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      9.12     Severability......................................................................................33

   PROMISSORY NOTE................................................................................................1

   RECITALS.......................................................................................................1

   AGREEMENT......................................................................................................2

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                                                              PAGE/SECTION
SCHEDULE          DESCRIPTION                                  REFERENCE
--------------------------------------------------------------------------------

1.01(d)           Tangible Personal Property                  2  [1.01(d)]

1.01(g)           Assigned Contracts                          2  [1.01(g)]

1.03(b)           Excluded Loans                              3  [1.03(b)]

1.06              Allocation of Purchase Price                5  [1.06]

3.01A             Organizational Documents                    7  [3.01]

3.01B             Qualified Jurisdictions                     7  [3.01]

3.01C             Fictitious Names                            7  [3.01]

3.03A             Financial Statements                        9  [3.03]

3.03B             Most Recent Financial Statements            9  [3.03]

3.03C             Undisclosed Liabilities                     9  [3.03]

3.05(a)           Jurisdiction where Tax Returns Filed        11 [3.05(a)]

3.06              Material Contracts and Commitments          13 [3.06]

3.07              Licenses, Permits and                       14 [3.07]
                  Authorizations

3.08              Title Exceptions                            14 [3.08]

3.09              Proprietary Rights                          14 [3.09]

3.10              Employee Benefit Plans;
                  Labor Matters                               15 [3.10]

3.11              Litigation                                  16 [3.11]

3.15              Real Property                               17 [3.15]

3.17              Environmental Matters                       18 [3.17]

3.19              Insurance                                   20 [3.19]

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3.20              Affiliated Transactions                     20 [3.20]

3.21              Guarantees                                  20 [3.21]

3.22              Compensation of Employees                   20 [3.22]

3.23              Employee Relations                          20 [3.23]

3.25              Commitments and Warranties                  21 [3.25]

3.26              Significant Customers                       21 [3.26]

3.27              Bank and Other Accounts                     21 [3.27]

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                                                                    PAGE/SECTION
     EXHIBIT        DESCRIPTION                                      REFERENCE
     -------        -----------                                      ---------

        A           Form of Promissory Note
        B           Form of Employment Agreement for Berk
        C           Form of Employment Agreement for Agatiello
        D           Form of Bills of Sale
        E           Form of Assignment and Assumption Agreements
        F           Form of Real Property Lease Assignment
        G           Non-competition Agreements

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

                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of March 1st, 2000 among PRISM GROUP, LLC, a California limited liability company ("Prism"); PRISM GROUP CONSULTING , LLC., a California limited liability company ("Prism Consulting"), GUS GONZALEZ AND NANCY E. AGATIELLO INTER-VIVOS TRUST (the "Trust"), BARBARA S. BERK ("Berk"), NANCY E. AGATIELLO ("Agatiello") and TSRC.NET, INC., a Florida Corporation ("Buyer"). PRISM and PRISM Consulting shall each be referred to herein as a "Seller," and collectively as, "Sellers". The Trust, Berk and Agatiello shall each be referred to herein as a "Principal," and collectively as, "Principals".

                             SUMMARY OF TRANSACTION

         Sellers wish to sell and Buyer wishes to purchase substantially all of the assets of Sellers. To effect such transaction and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       SALE OF ASSETS AND TERMS OF PAYMENT

         1.01 PURCHASE AND SALE OF PURCHASED ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer and deliver to the Buyer, all of the Purchased Assets, free and clear of all claims, liens and encumbrances, at the Closing for the consideration specified below in Section 1.04. The Purchased Assets shall include, without limitation, all of the following assets other than the Excluded Assets:

         (a) All of Seller's cash and cash equivalents;

         (b) All of Seller's receivables existing as of the Closing Date, including all trade account receivables arising from the provision of services, sale of inventory, notes receivable and insurance proceeds receivable (collectively, "Accounts Receivable");

         (c) All of the right, title and interest of PRISM in, to and under the lease (the "Real Property Lease") concerning the leased premises located at 475 Sansone Street, Suite 1850, San Francisco, California 94111 (the "Leased Premises") and all of the right, title and interest of Seller in and to all leasehold improvements in or on the Leased Premises;

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         (d) All of Seller's furniture, motor vehicles, computer hardware and software, equipment, supplies and other fixed assets, including, without limitation, the assets listed on Schedule 1.01(d);

         (e) All of Seller's business as a going concern;

         (f) All of Seller's licenses and permits;

         (g) All of Seller's contracts listed on Schedule 1.01(g) ("Assigned Contracts");

         (h) All of Seller's insurance policies;

         (i) All of Seller's franchises and its right, title and interest in and to the use of its corporate name and any derivatives or combinations of such name and in and to Intellectual Property, including all rights to sue for past infringement;

         (j) All of Seller's causes of action, judgments, claims and demands of whatever nature;

         (k) All of Seller's rights of offset and credits of all kinds, including the security deposit for the Leased Premises in the amount of $9,665.33;

         (l) All of Seller's files, papers, books and records, including customers' lists and all other data relating to the Contacts, assets, businesses or properties being acquired by Buyer;

         (m) Seller's books of account and related accounting records and Seller's accounts payable, payroll processing and general accounting systems; and

         (n) All other assets, businesses and properties of Sellers.

         1.02 EXCLUDED ASSETS. The following assets of Sellers are not purchased or sold under this Agreement ("Excluded Assets") and are not considered Purchased Assets:

         (i) The rights of Sellers under this Agreement; and

         (ii) Seller's charter, seals, minute book, membership interest records and other records having to do exclusively with the organization and capitalization of Sellers.

         1.03 LIABILITIES.

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         (a) ASSUMED LIABILITIES. Upon and subject to the terms and conditions contained in this Agreement, at the Closing, Buyer shall assume the obligations of Sellers as of the date of the Closing with respect to the "Assumed Liabilities", which shall consist solely of:

                  (i) obligations and liabilities of PRISM accruing or arising after the Closing Date under the Real Property Lease;

                  (ii) accounts payable reflected on the Most Recent Balance Sheets (as hereafter defined) which are outstanding on the date of the Closing and accounts payable which were incurred by Sellers in the ordinary course of business subsequent to the date of the Most Recent Balance Sheets which are outstanding on the date of the Closing;

                  (iii) customer refunds payable reflected on the Most Recent Balance Sheets which are outstanding on the date of the Closing and customer refunds payable which were incurred by Sellers in the ordinary course of business subsequent to the date of the Most Recent Balance Sheets which are outstanding on the date of the Closing;

                  (iv) accrued wages and commissions reflected on the Most Recent Balance Sheets which are outstanding on the date of the Closing and accrued wages and commissions which were incurred by Sellers in the ordinary course of business subsequent to the date of the Most Recent Balance Sheets which are outstanding on the date of the Closing;

                  (v) accrued expenses reflected on the Most Recent Balance Sheets which are outstanding on the date of the Closing and accrued expenses incurred by Sellers in the ordinary course of business subsequent to the date of the Most Recent Balance Sheets which are outstanding on the date of the Closing; and

                  (vi) obligations and liabilities of Sellers under the Assigned Contracts, all as assigned to Buyer at the Closing, but only such obligations and liabilities which accrue by the terms of the Assigned Contracts from and after the Closing.

         (b) EXCLUDED LIABILITIES. All liabilities and obligations of Sellers, other than the Assumed Liabilities, are "Excluded Liabilities". Excluded Liabilities include, without limitation, (i) accrued employee benefit plan contributions payable or liabilities; (ii) amounts payable for or in respect of workmen's compensation; (v) all Taxes (as hereafter defined); (iii) all liabilities of Sellers to any of the Principals or any of their Affiliates (as hereafter defined); (iv) all liabilities to employees and officers under any incentive stock option plans or other employee benefit plans; (v)

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all environmental liabilities and claims; (vi) all obligations and liabilities of Sellers under the indebtedness listed in Schedule 1.03(b)(vii) ("Excluded Loans"); and (viii) all unknown and contingent liabilities. Sellers shall pay and discharge all of Sellers' liabilities and obligations which are Excluded Liabilities or not Assumed Liabilities on or before 30 days following the Closing Date; provided, however, that the Excluded Loans shall be paid in full on the Closing Date from the proceeds of Closing.

         1.04 PURCHASE PRICE. In consideration for the purchase of the Purchased Assets, the Buyer agrees to pay, or cause to be paid, to Sellers, subject to any adjustment set forth in Section 1.05 below, the aggregate purchase price ("Purchase Price") as follows:

                  (i) cash in the amount of Three Million Seven Hundred Fifty Thousand United States Dollars ($3,750,000) (the "Cash Consideration") which shall be paid at Closing to Sellers via wire transfer in immediately available funds;

                  (ii) a promissory note in the original principal amount of One Million United States Dollars ($1,000,000) (the "Note"), which Note shall be in the form attached hereto as Exhibit "A"; and

                  (ii) assumption of the Assumed Liabilities.

         1.05 ADJUSTMENT OF PURCHASE PRICE.

         (a) Sellers shall cause Stonefield Josephson, Inc., its independent public accountants to prepare the unaudited balance sheet of each Seller dated as at the Closing Date (collectively, the "Proposed Closing Balance Sheet") and related statement of operations of each Seller for the period from January 1, 2000 through the Closing Date (collectively, the "Proposed Closing Financial Statements"), in each case prepared in accordance with GAAP and certified by the principal financial officer of each Seller as presenting fairly in all material respects the financial condition and results of operations of such Seller for the period then ended. Sellers will deliver the Proposed Closing Financial Statements to Buyer within 30 days after the Closing Date. If within 30 days following delivery of the Proposed Closing Financial Statements to Buyer, Buyer has not given written notice to Sellers of its objection to the Proposed Closing Financial Statements (which notice must contain a statement of the basis of Buyer's objection), then the Proposed Closing Financial Statements shall be deemed to constitute the actual financial statements of Sellers as at the Closing Date for purposes of this Section (the "Actual Closing Financial Statements"). If Buyer gives such notice of objection to Sellers, then Buyer and Sellers will use reasonable efforts to resolve any such objections. If Buyer and Sellers do not obtain a final resolution within ten days after the Sellers have received the notice of objection, however, Buyer and Sellers will submit the issues in

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dispute to a South Florida office of Deloitte and Touche, certified public accountants (the "Appointed Accountants"), or such other independent certified public accountants mutually agreed upon in writing by Sellers and Buyer, for resolution. The determination of the Appointed Accountants shall be set forth in writing and will be conclusive and binding upon Buyer, Sellers and the Principals. The Proposed Closing Financial Statements will be revised as appropriate to reflect the resolution of any objections pursuant to this Section and such revised financial statements shall constitute the Sellers' Actual Closing Financial Statements. The Actual Closing Financial Statements shall conclusively establish Sellers' combined adjusted net worth as of the Closing Date ("Actual Net Worth"). As used herein, "adjusted net worth" means Sellers'
(i) total assets, minus (ii) Assumed Liabilities.

         (b) In the event the Actual Net Worth is less than $500,000 ("Minimum Net Worth"), Buyer shall deduct the amount of such difference from the principal balance due under the Note. In the event that the Actual Net Worth is greater than Minimum Net Worth, Buyer shall promptly pay in cash the amount of such excess to Sellers as additional purchase price within ten business days following the determination of Actual Net Worth as set forth in this Section 1.05.

         (c) In the event any unresolved objections are submitted to the Appointed Accountants for resolution as provided in this Section 1.05, (A) any expenses relating to the engagement of the Appointed Accountants shall be paid equally by Buyer and Sellers; (B) each of Buyer and Sellers will make available to the Appointed Accountants such work papers and other documents and information relating to the disputed issues as the Appointed Accountants may request and are available to that party (or its independent public accountants), and (C) each of Buyer and Sellers will be afforded the opportunity to present to the Appointed Accountants any material relating to the determination and to discuss the determination with the Appointed Accountants.

         1.06 ALLOCATION OF THE PURCHASE PRICE. Sellers and Buyer agree to allocate the Purchase Price for the Purchased Assets as set forth in Schedule
1.06 hereto. The foregoing allocation of the Purchase Price shall be binding on the parties and shall be used by the parties for all tax reporting purposes.

         1.07 ABSOLUTE SALE. Sellers agrees that the Purchased Assets shall be sold, conveyed, transferred and delivered to Buyer free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except the Assumed Liabilities.

         1.08 BULK SALES LAWS. Sellers and Buyer hereby waive compliance with the provisions of any applicable bulk sales law; provided, however, that Sellers and the Principals, with respect to the Excluded Liabilities, and Buyer, with respect to Assumed Liabilities, mutually agree to pay and discharge when due or to contest or

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litigate all claims of creditors which are asserted against Buyer or Sellers or the Purchased Assets by reason of such noncompliance, to indemnify, defend and hold harmless the other party from and against any and all such claims in the manner provided in Section 8.06 hereof, and with respect to the Sellers and the Principals, to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

         1.09 PRORATION OF CERTAIN ITEMS. Sellers shall pay at Closing all applicable transfer, sales, use, bulk sales and other taxes, and all documentary, filing, recording and vehicle registration fees payable as a result of the transfer of the Purchased Assets. All ad valorem and property taxes, and any similar assessment based upon or measured by Sellers' ownership interest in the Purchased Assets, shall be prorated between Sellers and Buyer as of the Closing Date based upon such taxes assessed against the Purchased Assets for the tax period in question, or if there is insufficient information for such tax period, based upon taxes assessed for the immediately preceding tax period. All such taxes shall be prorated on the basis of a 365-day year. Sellers shall be charged for all such taxes and assessments based upon or measured by Seller's ownership prior to the Closing Date and Buyer shall be charged for all such taxes and assessments based upon or measured by Buyer's ownership on or after the Closing Date. There shall be apportioned among Sellers and Buyer as of the Closing Date all rent, utility charges, equipment lease payments and all other charges customarily apportioned in connection with a transfer of leased property as well as such payments and obligations received after the Closing Date by both the Sellers and Buyer as necessary to accurately reflect the terms of this Agreement. All such prorations and payments shall be made at the Closing.

                                   ARTICLE II

                               RELATED AGREEMENTS

         Simultaneously with the Closing hereunder, the following agreements (the "Related Agreements") will be executed and delivered:

         2.01 EMPLOYMENT AGREEMENTS. An employment agreement between Buyer and each of Berk and Agatiello in the form of Exhibits "B" and "C", respectively, providing for the employment by Buyer of the Principals (collectively, the "Employment Agreements").

         2.02 BILL OF SALE. A bill of sale in the form of Exhibit "D" attached hereto from each of the Sellers in favor of Buyer (collectively, the "Bills of Sale").

         2.03 ASSIGNMENT AND ASSUMPTION AGREEMENT. An assignment and assumption agreement between Buyer and each Seller, respectively, each in the

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form of Exhibit "E" hereto (collectively, the "Assignment and Assumption
Agreements").

         2.04 REAL PROPERTY LEASE ASSIGNMENT. An assignment of lease from PRISM to Buyer in the form of Exhibit "F" hereto ("Lease Assignment").

         2.05 NON-COMPETITION AGREEMENTS. A non-competition agreement between Buyer and each of Berk and Agatiello in the form of Exhibit "G" hereto (collectively, the "Non-competition Agreements").

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLERS AND THE MEMBERS

         When reference is made to the Sellers' or Principals' knowledge in this
Article III, such knowledge means and includes (a) actual knowledge of any of the Sellers or any of the Principals, including in the case of any of them that is not an individual, the actual knowledge of any of the members, managers, officers or directors of such Seller or Principal; and (b) that knowledge which a prudent businessperson could have obtained in the management of her business after making due inquiry, and after exercising due diligence, with respect thereto. When reference is made in this Article III to the Sellers, such term shall include the Sellers and their subsidiaries. The Sellers and the Principals, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, represent and warrant to, and covenant with, Buyer that as of the Closing Date:

         3.01 ORGANIZATION AND GOOD STANDING; NO INVESTMENTS. Each of the Sellers is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the power and authority to own, lease and operate its properties and assets (including the Purchased Assets) and to conduct its business as it is now being conducted. Each of the Sellers is duly qualified to do business in California and in all other jurisdictions in which such Seller owns, leases or operates property or otherwise conducts business. Schedule 3.01A consists of the correct and complete articles of organization and limited liability company operating agreement of each Seller. Schedule 3.01B sets forth all jurisdictions in which each Seller is qualified to conduct business as a foreign entity. Schedule 3.01C sets forth a list of all names under which each Seller has done business since January 1, 1995. Each Seller has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its businesses. Except as set forth on 3.01C, each Seller has not changed its name or used any assumed or fictitious name other than those listed on Schedule 3.01C, or been the

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surviving entity in a merger, acquired any businesses or changed its principal place of business or chief executive office, in each case, since the date of its organization. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any Seller. No Seller has any equity or similar investment, direct or indirect, in any corporation, partnership, association, joint venture or other entity.

         3.02     AUTHORIZATION; COMPLIANCE WITH OTHER INSTRUMENTS AND LAW.

         (a) AUTHORIZATION OF SELLERS. Each Seller has full power and authority to enter into this Agreement, the Related Agreements and any other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and is a valid and binding obligation of each Seller enforceable in accordance with its terms and the Closing Documents will, when executed and delivered by each Seller at Closing, constitute valid and binding obligations of each Seller enforceable in accordance with their terms.

             The execution, delivery and performance of this Agreement and the Closing Documents will not (i) conflict with or result in a breach or violation of any provision of the articles of organization or limited liability company operating agreement of any Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which any Seller is a party or by which any Seller or the Purchased Assets may be bound or affected; or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any Seller is a party or by which any Seller or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Sellers from any Federal, state, local or foreign government or agency or other person or entity shall have been obtained and delivered to Buyer prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Sellers with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Each Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its managers and members by which the execution, delivery and performance of this

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Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by the managers of each Seller as of the Closing Date.

         (b) AUTHORIZATION OF PRINCIPALS. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon each Principal, and enforceable against each Principal in accordance with respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

         3.03 FINANCIAL STATEMENTS. Attached hereto as Schedule 3.03A are true and correct copies of (i) the respective balance sheets of Sellers as at December 31, 1997, 1998 and 1999; and (ii) the related statements of income of Sellers for the years ended December 31, 1997, 1998 and 1999 ("Year End Financial Statements"). Attached hereto as Schedule 3.03B are true and correct copies of (i) the respective balance sheets of Sellers for the period from January 1, 2000 through February 24, 2000 (collectively, the "Most Recent Balance Sheets"); and (ii) the related statements of income of Sellers for such interim period (the "Most Recent Financial Statements"; and collectively with the Year End Financial Statements, the "Financial Statements"). The balance sheets included in the Financial Statements (including the related notes thereto) present fairly the financial position of each Seller as of their respective dates, and the related statements of income included in the Financial Statements present fairly the results of operations of each Seller for the periods then ended, all in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis. The Financial Statements accurately reflect the transactions, assets, and liabilities of each Seller, as applicable, as of the dates and for the periods presented. Except as set forth in the Most Recent Financial Statements or on Schedule 3.03C hereto, each Seller has no debts, liabilities or obligations, whether direct or indirect, accrued, absolute, contingent, matured, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP. Neither any Seller nor any Principal is aware of any basis for the assertion of any claims or liabilities of any nature which are not fully reflected or reserved against in the Most Recent Financial Statements or otherwise disclosed in 3.03C hereto.

         3.04 OPERATION OF THE BUSINESS IN THE ORDINARY COURSE.

         (a) Since the close of business on the date of the Most Recent Balance Sheet, each Seller's business has been operated, in the ordinary course, except to the extent that Buyer has otherwise agreed in writing or as is expressly contemplated by this Agreement; and Sellers have used all reasonable efforts consistent with normal business practices to preserve and promote such business and to avoid any act that might have a material adverse effect upon the value of such business as a going concern or upon the Purchased Assets. No event has occurred to prevent any Seller's business from operating in a normal and usual manner and in substantially the same manner as heretofore operated.

         (b) Since the date of the Most Recent Balance Sheet, no Seller has entered into any transaction and there has not occurred any event which is not in the usual and ordinary course of business, except to the extent that Buyer has otherwise agreed in writing, including without limitation:

                  (i) any casualty losses, whether insured or uninsured, and whether or not in the control of the Company, in excess of Ten Thousand ($10,000) in the aggregate;

                  (ii) any amendment or other agreement with any employee or agent;

                  (iii) any amendment of any Material Contract (as hereunder defined);

                  (iv) any obligation or liability, absolute or contingent, except in the ordinary course of business;

                  (v) any (i) increase (other than normal merit or cost-of-living increases in the ordinary course of business and consistent with past practices) or material change: (y) in compensation or bonuses payable to or to become payable by any Seller to its officers, employees or agents, or (z) in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, employees or agents, or (ii) any other material change in the employment terms of any officer, employee or agent of any Seller;

                  (vi) any sale, transfer or other disposition of any tangible or intangible asset, or real or personal property or interest therein, or any mortgage, lien or encumbrance placed thereon;

                  (vii) any capital expenditures, capital additions, capital improvements or charitable contributions made, or committed to be made involving, individually or in the aggregate, $5,000 or more;

                  (viii) any failure to maintain any Seller's books, accounts and records in the usual, regular and ordinary manner and in accordance with good business practices and consistent with past practice;

                  (ix) any action taken or omitted to be taken by any Seller which could cause (with or without the giving of notice or the passage of time, or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Contract (as hereinafter defined) or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Purchased Assets;

                  (x) any contracts, agreements, commitments, indentures, mortgages, notes, bonds, license, real or personal property leases or other obligations of the type required to be disclosed in Schedule 3.06 hereto that are not otherwise disclosed herein;

                  (xi) any capital investment in, any loan to, or any acquisition of the securities or assets of any person or entity;

                  (xii) any change made or authorized in the articles of organization or limited liability company operating agreement of any Sellers;

                  (xiii) any issuance, sale or other disposition of any of its membership interests or granted any options, warrants or other rights to purchase or obtain any of its membership interests;

                  (xiv) any dividend or any distribution with respect to its membership interests (whether in cash or in kind) or any redemption, purchase or other acquisition of any of its membership interests;

                  (xv) any loan to, or entered into any other transaction with, any of its members, managers, officers or employees;

                  (xvi) any other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Purchased Assets or on the business, financial condition or operations of any Seller; or

                  (xvii)   any commitment to do any of the foregoing.

         3.05 TAX MATTERS.

         (a) Each Seller has timely filed all Tax Returns (as hereafter defined) that it was required to file prior to the date hereof and will have timely filed all Tax Returns that it will have been required to file prior to the Closing Date. All such Tax Returns were correct and complete in all respects. All Taxes owed by each Seller (whether or not shown on any Tax Return) have been paid or are fully and adequately accrued and adequately disclosed on the Most Recent Balance Sheet. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return. Schedule 3.05(a) sets forth all jurisdictions in which each Seller has filed or is required to file returns and reports for Taxes and lists the type of Tax covered by each such filing. No claim has ever been made by an authority in a jurisdiction where a Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax. No Seller has any liability for Taxes with respect to any period subsequent to the periods covered by the Tax Returns other than Taxes incurred in the ordinary course of business which are reflected on the Most Recent Balance Sheet. Each Seller has timely paid any estimated Taxes which it was required to pay.

         (b) Each Seller has withheld and paid when due all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) No Seller or Principal has knowledge that any authority expects to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit or proceeding, investigation, dispute or claim now pending or, to any Seller's or Principal's knowledge, threatened, concerning any tax liability of any Seller or proposed adjustment to the taxable income of any Seller either (A) claimed or raised by any authority in writing or (B) as to which any Seller or Principal has knowledge based upon personal contact with any agent of such authority. There are no facts or state of facts existing that (with or without the giving of notice or the passage of time or both) could form the basis for any such action or proceeding. Each Seller has made available to the Buyer correct and complete copies of all Tax Returns of each Seller, examination reports, and statements of deficiencies assessed against or agreed to by each Seller since January 1, 1994.

         (d) No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) The unpaid Taxes of each Seller (A) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability set forth on the face of the Most Recent Balance Sheet and (B) do not, and will not as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

         (f) As used in this Agreement, the term "Tax" means each federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any obligations under any agreements or arrangements with respect to any of the foregoing. As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         3.06 MATERIAL CONTRACTS AND COMMITMENTS.


         (a) Schedule 3.06 includes a true, correct and complete list of all material contracts, agreements, commitments, indentures, mortgages, notes, bonds, licenses, real and personal property leases and other obligations (whether oral or written) to which each Seller is a party, by which either any Seller or its assets or properties are bound or, to the knowledge of any Seller or Principal, may be affected or which, to the knowledge of any Seller or Principal, otherwise relate to any Seller's business (the "Material Contracts"). Without limiting the generality of the foregoing, the term Material Contracts includes: (a) any lease or license with respect to any Purchased Assets, whether any Seller is tenant, landlord, licensor or licensee thereunder; (b) any agreement, contract, indenture or other instrument to which any Seller is a party relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Purchased Assets; (c) any agreement to which any Seller is a party concerning a partnership or joint venture; (d) any agreements between any Seller on the one hand and any of its respective members, managers, officers or employees on the other; (e) any agreement to which any Seller is a party relating to confidentiality or noncompetition; (f) any preferential purchase right, right of first refusal or similar agreement to which any Seller is a party; (g) any agreement entered into outside of the ordinary course of business to which any Seller is a party; (h) any other agreement (or group of related agreements) to which any Seller is a party which could involve expenditures (in cash or in kind) by any Seller in excess of $5,000 or which has a remaining term, as of the date hereof, of over three months in length; or (i) any lease, license or other agreement or arrangement of any nature to which any Seller is a party relating to Intellectual Property (as hereafter defined). Except as indicated on Schedule 3.06, no Seller is in breach or violation of, or in default under, any of the Material Contracts and no occurrence or circumstance exists which constitutes (with or without the giving of notice or the passage of time or both) such a breach, violation or default; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under or result in the acceleration of the performance of any obligations or indebtedness under any of the Material Contracts. All of the contracts listed on Schedule 3.06 are valid, binding and enforceable in accordance with their terms, are in full force and effect and have not been modified or amended in any material respect, except as set forth on Schedule 3.06. No part of any Seller's rights or benefits under any Material Contract has been assigned, transferred or in any manner encumbered. Except as specifically indicated in Schedule 3.06, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will give rise to any consent requirement under any of the Material Contracts ("Required Consents"). Except as otherwise indicated on
Schedule 3.06, all Required Consents have been obtained.

         3.07 LICENSES, PERMITS AND AUTHORIZATIONS. Each Seller has all approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made all filings with, any governmental authority, whether foreign, Federal, state or local, ("Permits") which are required for the ownership of the Purchased Assets or the conduct of each Seller's business as presently conducted. All such Permits are in full force and effect and no suspension or cancellation of such Permits is threatened. All such Permits shall continue in full force and effect on behalf of Buyer following consummation of the transactions contemplated in this Agreement. A complete list of all such Permits is included in Schedule 3.07 hereto.

         3.08 TITLE TO THE PURCHASED ASSETS. Each Seller has legal title to the Purchased Assets and shall at the Closing deliver to Buyer legal title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind or character except the title exceptions listed in
Schedule 3.08 hereto. All leases pursuant to which each Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms. Except as described in Schedule 3.08 hereto, upon consummation of the transactions contemplated hereby, Sellers will have transferred to Buyer good, marketable and unencumbered title to the Purchased Assets (or with respect to any real or personal property leases included in the Purchased Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, encroachments and burdens of any kind or nature whatsoever. The Purchased Assets constitute all of the assets that are used in connection with, necessary for, or beneficial to the operation of each Seller's business.

         3.09 PROPRIETARY RIGHTS. Schedule 3.09, sets forth a true and complete list of all patents, technology, computer software, software licenses, franchises, know-how licenses, brand names, trade names, trademarks, copyrights, inventions, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications, trade secrets or other confidential proprietary information in which each Seller has exclusive rights or which are used in the operation of each Seller's business ("Intellectual Property"). The Intellectual Property listed in Schedule 3.09 is owned by each Seller with the sole and exclusive right to use the same in connection with such Seller's business as presently being conducted or contemplated to be conducted. No other Person has any ownership rights, claims or rights to use the Intellectual Property. The conduct of the business by each Seller does not infringe upon the Intellectual Property of any Person.

         3.10 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) Except as set forth in Schedule 3.10 hereto, each Seller does not maintain, administer or otherwise contribute to any bonus, incentive pay, stock option, stock ownership or "employee benefit plan," as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is subject to any of the provisions of ERISA, which covers any employee or beneficiary of any employee or director of a Seller, whether or not active (any such plan being herein referred to as an "Employee Plan"). Except as set forth in Schedule 3.10 hereto, none of such Employee Plans is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), nor has any Employee Plan been at any time within the five year period prior to the Closing Date a plan subject to title IV of ERISA. No Seller has any commitment to create any additional Employee Plans.

         (b) True and complete copies of each Employee Plan, including all amendments thereto and related trust or other funding agreements and the latest financial statements thereof, have been heretofore delivered to Buyer, together with (i) a true and complete copy of the three most recent annual reports (if required by law) for each such plan including any and all schedules, opinions and attachments thereto prepared in connection with any such reports, and (ii) a copy of the most recent summary plan description and summary of material modifications, or similar descriptive materials, of each such plan. To each Seller's knowledge, none of the Sellers, any Employee Plan or any "party in interest", as defined in section 3(14) of ERISA, has engaged in a "prohibited transaction", as defined in section 406 of ERISA, which could subject any of them or Buyer to liability under section 409 or 502(i) of ERISA.

         (c) Each Seller, and each fiduciary for each of the Employee Plans, is in compliance with the terms of the Employee Plans and with the requirements of any and all laws, statutes, orders, decrees, rules and regulations, including but not limited to ERISA, applicable to each such plan. No Seller has failed to make any contribution to, or to pay any amount due and owing, as required by applicable law or by the terms of any Employee Plan as of the last day of the most recent fiscal year of each of such plans ended prior to the Closing Date, other than the contribution owed for calendar year 1999 under Sellers' respective 401k plans, which contribution shall be paid by Sellers on or before the due date therefor.

         (d) There is no pending or, to the best of each Seller's and Principal's knowledge, threatened legal action, proceedings or investigations against any Seller or any Employee Plan with respect to any such plan, other than routine claims for benefits, which could result in liability to any such plan, or to any Seller, and there is no basis for any such legal action or proceeding.

         (e) Except as set forth in Schedule 3.10, (i) each Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against any Seller pending before the National Labor Relations Board or any other tribunal; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of each Seller's and Principal's knowledge, threatened against or affecting any Seller; (iv) no Seller has received notice that any representation or petition respecting any of its employees has been filed with the National Labor Relations Board; (v) no grievance or any arbitration proceeding arising out of or under any collective bargaining agreements is pending against any Seller; and (vi) no Seller has experienced any strike or work stoppage or other industrial dispute involving its employees in the past five years.

         3.11 LITIGATION AND OTHER CLAIMS. Except as described in Schedule 3.11, there are no actions, suits, arbitration proceedings, claims or proceedings related to the business of any Seller or relating to any of the Purchased Assets pending or, to the knowledge of any Seller or Principal, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against any Seller or affecting any Seller's property or assets (including the Purchased Assets) at law or in equity. There are no facts or state of facts existing that (with or without the giving of notice or the passage of time or both) could form the basis for any such action, suit, proceeding a claim. No Seller is a party to and no Seller or any of its assets are subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, any securities exchange or other agency or instrumentality in connection with the ongoing operations of any Seller except as set forth in
Schedule 3.11. No Seller is engaged in any arbitration nor has either submitted any disputed matter to an arbitrator in connection with the ongoing operations of such Seller except as set forth in Schedule 3.11.

         3.12 NO MATERIAL ADVERSE CHANGE. Since the close of business on the date of the Most Recent Balance Sheet, there has been no material adverse change in the financial condition, results of operations, business or prospects of any Seller.

         3.13 ACCOUNTS RECEIVABLE. All of the Accounts Receivable of each Seller are valid and legally binding and represent bona fide transactions and arose in the ordinary course of business of each Seller consistent with past practices. All of the Accounts Receivables of each Seller are good and collectible receivables, and to the knowledge of each Seller and Principal, will be collected in full in accordance with the terms of such receivables (and in any event within 6 months from the Closing Date), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Proposed Closing Financial Statement and subject to reductions or offsets solely as a result of customer changes.

         3.14 COMPLIANCE WITH LAWS. Neither the Purchased Assets nor the operations of any Seller's business, as conducted on or prior to the date hereof, violate any foreign, Federal, state or local law, ordinance, rule or regulation, the violation of which would be detrimental to the Buyer, any Seller's business or the Purchased Assets. No Seller has received any formal or informal notice, advice, claim or complaint alleging that such Seller has violated or may have violated any law, regulation, ordinance or order and, to each Seller's and Principal's knowledge, no such notice, advice, claim or complaint of any type is threatened. Each Seller has at all times complied and presently comply with all applicable federal, state, local and foreign laws, rules and regulations respecting occupational safety and health standards and no Seller has received complaints from any employee or any federal, state, local or foreign agency alleging any violation of any federal, state, local or foreign laws respecting occupational safety and health standards. To the knowledge of each Seller and Principal, neither any Seller nor any officer, director or employee of any Seller has made any bribes, kickbacks or other improper payments on behalf of any Sellers or received any such payments.

         3.15 REAL PROPERTY. Schedule 3.15 lists and describes briefly all real property owned or leased by each Seller. Sellers have delivered to the Buyer correct and complete copies of the leases listed in Schedule 3.15 (as amended to date). With respect to each lease and sublease listed in Schedule 3.15.

                  (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (ii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (iv) no Seller has received a notice from the lessor indicating that the lease will not be renewed at the end of its current term for any additional terms provided for in the lease;

                  (v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying lease.

         3.16 CONDITION OF PURCHASED ASSETS. The Purchased Assets are in good repair and working condition, normal wear and tear excepted, are suited for the uses intended, and are in conformity with all applicable laws, ordinances, rules and regulations. Each tangible asset owned by each Seller has been maintained in accordance with normal industry practice and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         3.17 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.17 hereto:

         (a) Each Seller is in compliance with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal or abatement. No Seller has received nor is any Seller the subject of any Environmental Claim with respect to its business.

         (b) There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of any Seller or otherwise required to be performed by any Seller with respect to any properties or facilities owned, leased, managed or operated by any Seller.

         (c) Schedule 3.17 identifies (i) all environmental audits, assessments or occupational health studies undertaken by each Seller or its agents or by any governmental agencies with respect to the business or properties of such Seller;
(ii) the results of any groundwater, soil, air or asbestos monitoring undertaken by or known to each Seller and Principal with respect to any real property owned or leased by any Seller; (iii) all written communications of each Seller with environmental agencies; and (D) all citations issued with respect to each Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 ET SEQ.).

         (d) No Hazardous Substance has been spilled, released, deposited or discharged on any Seller's owned or leased real property, no such real property has been used as a landfill or waste disposal site, and such real property is free from Hazardous Substances;

         (e) For the purposes of this Agreement, "Environmental Claim" shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person or entity which asserts that an Environmental Condition constitutes a violation of or otherwise may give rise to any liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. "Environmental Condition" shall mean the presence at any premises demised to any Seller in real property lease to be assigned to Buyer on the Closing Date, or at any time prior to the Closing Date of any storage, treatment, disposal or Release, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air or any other location, of any pollutant, contaminant, industrial solid waste or Hazardous Substance, (i) arising out of the operations or other activities of Sellers, or of any predecessor in interest or line of business of any Seller, conducted or undertaken prior to the Closing Date or (ii) in, on or emanating from any property or facility owned, leased, managed or operated by any Seller, except for any storage, treatment, disposal or Release that is in compliance with all federal, state and local laws regulating same. "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive

Environment Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under Section 102(a) thereof or any other substance which is or contains asbestos in any form, urea formaldehyde foam insulation, methane, petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyl in excess of 50 parts per million, or any other chemical material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited, or regulated by federal, state, local or other governmental authority or which, even if not so regulated, may or could pose a hazard to the health or safety of the occupants of any property or facility at which a release thereof occurs or the owners or occupants of any property or facility adjacent thereto.

         3.18 COMPUTER AND OTHER SYSTEMS. The computer systems and other business systems (including but not limited to telephone and voice mail systems) and associated and peripheral equipment, computer software, technical and other documentation currently used by each Sellers constitute all such items necessary for the operation of such Seller's business as currently conducted and are, in all respects, year 2000 compliant. Each Seller has valid licenses for all software used by it for which licenses are required.

         3.19 INSURANCE. Schedule 3.19 contains a true and correct list of all insurance policies maintained by each Seller with respect to the Seller's business or the Purchased Assets. Except as set forth in Schedule 3.19, all such policies of insurance are in force and shall remain in force as of the Closing Date and will not lapse or terminate by reason of the transaction contemplated hereby. All outstanding claims with respect to such insurance are set forth in
Schedule 3.19.

         3.20 AFFILIATED TRANSACTIONS. Except as set forth on Schedule 3.20, (i) none of the Principals or their affiliates has been involved in any business arrangement or relationship with any Seller within the 12 months immediately preceding the date of this Agreement; (ii) none of the Principals or their affiliates owns any asset, tangible or intangible, which is used in the business of any Seller; and (iii) no Seller is indebted to any member, manager, officer or employee of any Seller for any liability or obligation. No member, manager, officer or employee of any Seller is indebted to any Seller for any liability or obligation.

         3.21 GUARANTEES Except as set forth in Schedule 3.21 attached hereto, neither any Seller's business nor any of the Purchased Assets is or will be at the Closing, directly or indirectly, (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated, by discount or repurchase agreement or in any other way, to provide funds in respect of, or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of any person, corporation, association, partnership or other entity (including, without limitation, any Seller or any of its affiliates).

         3.22 COMPENSATION OF EMPLOYEES. Schedule 3.22 contains a complete and accurate list of all current officers, employees and consultants of each Seller, together with the current job title, aggregate remuneration rate (bonus, commission and salary) and accrued but untaken vacation for each such individual.

         3.23 EMPLOYEE RELATIONS. Each Seller is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or for amounts required to be reimbursed to such employees. Except as set forth on
Schedule 3.23A upon termination of the employment of any of its employees, no Seller will by reason of anything done prior to the Closing, be liable to any of its employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with such Seller's normal policies). Except as set forth on Schedule 3.23B, no Seller has any contracts of employment with any employees or any legal responsibility for the employees of any other entity.

         3.24. LABOR AGREEMENTS. There are no contracts with labor unions binding upon any Seller and no Seller has agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any employees of any Seller. None of the Sellers or Principals has any knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Seller.

         3.25 COMMITMENTS AND WARRANTIES. All services provided by each Seller have been performed in conformity with all applicable contractual commitments (written or oral) and all express and implied warranties (written or oral), and no Seller has any liability and, to the knowledge of each Seller and Principal, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any liability in connection with any such services. Schedule 3.25 includes copies of the forms of agreement entered into between each Seller and its customers. No Seller has entered into any written or oral agreements with any of its customers that include guaranties, warranties, or indemnity provisions other than those included in the agreements included as part of
Schedule 3.25.

         3.26 SIGNIFICANT CUSTOMERS. Schedule 3.26 contains a true and correct list of all the customers of each Seller and revenues therefrom for the twelve
(12) month period ending December 31, 1999. None of the significant customers of any Seller have cancelled or substantially reduced or, to the knowledge of each Seller and Principal, are currently attempting or threatening to cancel or contract or reduce utilization of the services provided to or by any Seller.

         3.27 BANK AND OTHER ACCOUNTS. Schedule 3.27 sets forth a true and complete list of all bank, savings, brokerage and other accounts of each Seller, including the name of the depositary, the account number and the persons authorized to make deposits and withdrawals or to effect transactions in such accounts.

         3.28 FULL DISCLOSURE. All information furnished by or on behalf of Sellers and Principals to Buyer in accordance herewith is, and as of the Closing Date shall be, correct and complete in all respects. No representation or warranty of Sellers or Principals and no information, schedule, certificate or document furnished or to be furnished by or on behalf of Sellers or Principals to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact known to any of the Sellers or Principals necessary in order to make the statement contained herein or therein not misleading.

                                   ARTICLE IV

                           REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF BUYER

         When reference is made to the Buyer's knowledge in this Article IV, such knowledge means and includes (a) actual knowledge of Buyer or any of the officers or directors of Buyer; and (b) that knowledge which a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto. The Buyer, as a material inducement to Sellers and the Principals to enter into this Agreement and consummate the transactions contemplated hereby, represents and warrants to, and covenants with, Sellers and the Principals that as of the Closing Date:

         4.01 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently and as proposed to be conducted.

         4.02 DUE AUTHORIZATION. Buyer has full corporate power and authority to enter into this Agreement, the Related Agreements and any other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and the Related Agreements will, when executed and delivered by Buyer at Closing, be valid and binding obligations of Buyer enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or the principles governing the availability of equity remedies. Buyer will deliver to Sellers at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary or Assistant Secretary of Buyer as of the Closing Date.

                                    ARTICLE V

                                   THE CLOSING

         5.01 TIME AND PLACE OF CLOSING. Upon the terms and conditions of this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place, at 10:00 a.m., Pacific Standard Time, on or before March 1, 2000 ("Closing Date") at the offices of Epstein & Friedman LLP, located at 33 New Montgomery Street, Suite 1400, San Francisco, California or at such other time and place as the parties hereto may agree in writing.

         5.02 INSTRUMENTS OF TRANSFER, ETC. At the Closing, Sellers will deliver to Buyer such deeds, bills of sale, instruments of assignment and other good and sufficient instruments of transfer, executed by Sellers and in a form reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer all right, title and interest of Sellers in and to the Purchased Assets, and Buyer shall pay the Cash Consideration to Sellers by bank check or wire transfer and shall also deliver to Sellers the other documents and instruments required of it at the Closing. Without limiting the foregoing, the documents to be delivered by the parties at the Closing shall include the following:

         (a) SELLERS. Each Seller, as applicable, shall execute and deliver (i) this Agreement, (ii) an Assignment and Assumption Agreement, (iii) a Bill of Sale, (iv) the Lease Assignment, (v) the Managers' Certificate contemplated by
Section 3.02 hereof, (vi) an opinion of Sellers' counsel in form and substance acceptable to Buyer and Buyer's counsel, (vii) releases of lien satisfactory to Buyer from all lenders under the Excluded Loans, and (viii) such other instruments as may reasonably be required of it at the Closing pursuant to the terms of this Agreement.

         (b) BUYER. Buyer shall execute and deliver (i) this Agreement, (ii) the Employment Agreements, (iii) the Assignment and Assumption Agreements (iv) the Lease Assignment, (v) the Secretary's Certificate contemplated by Section 4.02 hereof, (vi) the Non-Competition Agreements; (vii) an opinion of Buyer's counsel in form and substance acceptable to Sellers and Sellers' counsel, (viii) a guaranty of

Technisource, Inc. of Buyer's obligations under the Note; and (ix) such other instruments and documents as may reasonably be required of it at the Closing pursuant to the terms of this Agreement.

         (c) PRINCIPALS. Each of Berk and Agatiello shall execute and deliver to Buyer (i) this Agreement, (ii) an Employment Agreement; and (iii) a Non-Competition Agreement.

Sellers shall deliver to Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Sellers in and to such Purchased Assets shall pass to Buyer at the Closing. Buyer shall deliver to Seller at the Closing the Purchase Price.

                                   ARTICLE VI

                                    EMPLOYEES

         At or prior to the Closing, Sellers shall pay to its employees or accrue on its Proposed Closing Balance Sheets all amounts owing to such employees for wages and other compensation, earned vacation, sick leave and other benefits (i.e., all vacation, sick leave and other benefits through the date of the Closing) in accordance with Seller's current policies. It is specifically agreed that Buyer shall not be responsible or liable for, or otherwise assume, any liability, obligation or benefit arising under or payable from any employee benefit plan, program or arrangement sponsored, maintained or administered by Sellers (including without limitation, any plan, program or arrangement providing post-retirement medical benefits, severance pay, bonuses, incentive pay or deferred compensation).

                                   ARTICLE VII

                          WORKERS COMPENSATION, PRODUCT
                            LIABILITY RESPONSIBILITY

         It is understood and agreed that Buyer does not assume any liability for, and shall not otherwise be responsible for, any product liability or warranty claims (including warranty claims for injury to person or property), relating to the business of Sellers and arising from services performed on or prior to the Closing Date. Sellers and the Principals agree to indemnify Buyer for all costs and expenses attributable to claims made with respect to services rendered prior to the Closing Date in accordance with Section 8.06.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

         8.01 EXPENSES. Except as otherwise provided herein, Sellers and Principals, on the one hand, and Buyer, on the other hand, shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees, commissions, expenses and reimbursements incurred by or required to be paid to their respective professional advisors.

         8.02 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Sellers and their affiliates will, at their own expense and without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

         8.03 COMMISSIONS AND FEES. Each of the Sellers and Buyer represents and warrants to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation, other than De Bellas & Company which shall be compensated by Sellers from their respective funds. Sellers and Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

         8.04 SALES, TRANSFER AND USE TAXES. All sales, transfer and use taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Sellers, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer and use taxes.

         8.05 NONDISCLOSURE. Each Seller agrees not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the board of directors of Buyer, any trade secrets, proprietary information, or other information that

Buyer considers confidential (or which Sellers has previously treated as or claimed to be confidential) relating to designs, suppliers, subcontractors, inventions, operations, marketing, bidding information, cost and pricing data, master files or customer lists utilized by Sellers prior to the Closing or by Buyer or any of its affiliates (the "Buyer Group"), or the skills, abilities and compensation of the Buyer Group's employees, and all other similar information material to the conduct of the Buyer Group's business, which is not presently generally known or available to the public; PROVIDED, HOWEVER, that this provision shall not preclude Sellers from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order the undersigned will give Buyer three business days' written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith. Sellers acknowledge that any breach of the foregoing will give rise to irreparable injury that is not compensable in damages and agree that Buyer may seek and obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to such party against the breach or threatened breach of such covenants, in addition to any other legal remedies which may be available

         8.06 INDEMNIFICATION.

         (a) BY SELLERS AND PRINCIPALS. Sellers and the Principals, jointly and severally, agree to save, defend and indemnify Buyer, and its officers, directors, employees and agents and Buyer's parent and its officers, directors, employees and agents (each a "Buyer's Indemnitee"), against and hold them harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties, costs of investigation and counsel's fees and expenses) ("Losses"), asserted against, resulting to, imposed upon or incurred by Buyer or any Buyer's Indemnitee, directly or indirectly, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Sellers or the Principals under this Agreement, the Related Agreements or any agreement or instrument executed or delivered in connection with the transactions contemplated hereby or thereby; (ii) any Excluded Liability (including, without limitation, any liability arising under the matters described in Schedule 3.11) or any Environmental Claim; (iii) any failure of Sellers to qualify to do business in a jurisdiction outside of California or make any payment to a taxing authority in such jurisdiction; (iv) any liability of the Sellers for unpaid Taxes with respect to any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date; and (v) any Account Receivable which is not collected within 120 days following the due date therefor (provided, that if indemnification is awarded to Buyer pursuant to a claim described in this subsection (v), Buyer, simultaneously with payment of the applicable indemnification amounts shall assign the uncollected Account Receivable to the Sellers and/or Principals for collection).

         (b) BY BUYER. Buyer agrees to save, defend and indemnify Sellers, the Principals and Seller's members, managers, officers, employees and agents (each a "Seller's Indemnitee") against and hold them harmless from any and all Losses asserted against, resulting to, imposed upon or incurred by Sellers or Seller's Indemnitee arising solely out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement or the Related Agreements, or (ii) any activity of Buyer after the Closing Date (except to the extent caused by the intentional act of any Principal which is outside the scope of Principal's employment).

         (c) SURVIVAL. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement contained herein shall survive the Closing, PROVIDED, HOWEVER, that the representations, warranties and indemnities of the parties contained in Articles III and IV of this Agreement and in this Section 8.06 (other than the indemnities contained in Sections 3.01, 3.02, 3.05, 3.08, 3.17 and 8.06(a)(ii), (iii), (iv) and (v) and 8.06(b)(ii)
hereof which shall continue in force without any time limit) shall only survive until the second anniversary of the Closing Date and no claim may be brought by any party in respect thereof unless notice of such claim is properly given on or prior to such date; PROVIDED, HOWEVER, that in cases of fraud or intentional misrepresentation all of the representations and warranties shall survive the consummation of the Closing and shall not expire.

         (d) SET-OFF. Buyer shall have the right to set-off (i) any amounts which may become due to Sellers under this Agreement (including, without limitation, any amounts due under the Note) or under any other agreement between Buyer and Sellers; and/or (ii) any amounts which may become due to Principals under the Employment Agreements or any other agreement between Principals and Buyer, against any indemnification amounts to be paid by Sellers or Principals pursuant to Section 8.06(a).

         8.07 DEFENSE OF CLAIMS.

         (a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which a party hereto (the "Indemnifying Party") has an indemnification obligation under the terms of this Agreement, the other party (the "Indemnified Party") shall notify the Indemnifying Party within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party (provided that the failure to give timely notice shall not affect the right to indemnification hereunder except to the extent that the Indemnifying Party is actually damaged or prejudiced by such delay).

         The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. The Indemnifying Party shall assume the defense of such claim or action, it shall give written notice to the Indemnified Party stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after the notice is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall afford the Indemnifying Party's counsel designated by it and other authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 8.07. The Indemnifying Party shall not settle or compromise any claim or action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless an unconditional release of the Indemnified Party has been obtained.

         (b) If the Indemnifying Party does not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or action:
(i) the Indemnified Party, after giving written notice to the Indemnifying Party, may defend against any such claim or action in such manner as it may deem appropriate, and (ii) the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate (but not sooner than 15 days after notifying the Indemnifying Party of such proposed settlement and the terms thereof), and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or litigation is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or litigation.

         (c) If a judgment is rendered against an Indemnified Party in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of an Indemnified Party, the Indemnifying Party, immediately upon such entry or attachment, shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment or discharge such lien before the Indemnified Party is compelled to do so.

         8.08 ACCESS TO RECORDS. For a period of seven years after the Closing Date, Buyer shall retain the books of account and other financial and accounting records relating to the conduct of the Seller's business which are transferred to it on and as of the Closing Date. At least 30 days prior to the end of such period, or any subsequent retention period, Principals shall notify Buyer in writing whether it desires the further retention of any such records for any longer period, and, in the event it desires any of such records to be retained for any longer period, such records, at the option of Buyer, shall either be retained by Buyer (in which case Buyer shall notify Principals of the proposed retention period), or promptly be shipped to Principals at the Principals' expense. Buyer shall permit Principals, from time to time, to inspect and copy such books of account and other records at reasonable times and after providing written notice to Buyer of its desire to so inspect.

         8.09 NON-COMPETITION. In order to assure that Buyer realizes the benefits of the transaction contemplated herein, each of Berk and Agatiello agrees to fully comply with the terms and conditions of her respective Non-Competition Agreement.

         8.10 CESSATION OF BUSINESS OF SELLERS. Sellers and the Principals covenant and agree that as of the date immediately following the Closing Date, Sellers shall permanently cease all business activity of any kind, except for the dissolution and winding up of its business, and shall, on or before March 1, 2001, consummate Seller's liquidation and dissolution. Sellers covenant and agree that during the winding up of its business, Sellers shall not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent engage in a similar business as that of Buyer or its affiliates within any jurisdiction in which Buyer or any of its affiliates conducts business.

         8.11 TAX RETURNS. Each Seller shall prepare and timely file all of its required Tax Returns for periods ending prior to the Closing Date. Each Seller shall be responsible for the payment of all Taxes due in connection with its operations prior to the Closing Date.

         8.12 CONSENTS TO ASSIGNMENT OF ASSIGNED CONTRACTS. Seller shall use its best efforts to obtain such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in and to all of the Purchased Assets, including, without limitation, the Required Consents, within sixty days following the Closing.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.02 NO ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, provided, however, that Buyer may assign its rights hereunder, in whole or in part, to any corporation or other entity controlled by, controlling, or under common control with Buyer, and Buyer or its assignee may assign their rights hereunder, in whole or in part, to any purchaser of substantially all of the assets or business of Buyer or Sellers. Any attempted or purported assignment by either party other than in accordance with this Section 9.02 shall be null and void.

         9.03 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party, hereto to produce or account for more than one such counterpart executed and delivered by such party.

         9.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Florida (without regard to conflict of laws principles thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         9.05 ARBITRATION; VENUE; ATTORNEY'S FEES. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Commercial

Arbitration Rules of the American Arbitration Association. The arbitrators shall have the power to deliver both legal and equitable remedies. The place of arbitration shall be Miami-Dade County, Florida. Judgement on the award may be entered in any court having jurisdiction. Notwithstanding the provisions of this
Section 9.05, if the dispute, controversy or claim relates to the subject matter of Sections 8.05 or 8.10 of this Agreement, Buyer shall the option of seeking relief through a court of competent jurisdiction located in Miami-Dade County, Florida and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party (i) waives any objection which it may have that such court is not a convenient forum for any such adjudication, (ii) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby and
(iii) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court. In the event of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby the prevailing party thereunder shall be entitled to recover reasonable attorneys' and paralegals' fees (for negotiations, trials, appeals and collection efforts) and court costs incurred in connection therewith in addition to any other relief to which such party may be entitled. The prevailing party shall be the party that prevails on its claim whether or not an award or judgement is entered in its favor.

         9.06 SURVIVAL. Except as otherwise expressly set forth herein, the representations, warranties, covenants, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing and shall survive any investigation by the other party.

         9.07 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given: when delivered by hand; when delivered by facsimile (if written confirmation of receipt of the facsimile is obtained from the party to be charged with notice); five (5) days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid; or on the second business day after being sent (prepaid for next day delivery), via Federal Express, DHL or other nationally recognized delivery service, as follows:

         (a) TO BUYER. If to Buyer addressed to:

             TSRC.net, Inc.
             1901 West Cypress Creek Road

             Suite 201
             Fort Lauderdale, FL 33309
             Attn: Joseph Collard, CEO

             with a copy to:

             Holland & Knight
             701 Brickell Avenue
             Miami, FL 33131
             Attention: Rodney H. Bell, Esq.
             Telecopier No.: 305-789-7799

         (b) TO SELLERS AND THE PRINCIPALS If to Sellers and/or Principals addressed to:

             Barbara S. Berk and Nancy E. Agatiello
             105 Bulkley Avenue
             Sausalito, CA 94965
             Telecopier No.:
                            -------------------

             with a copy to:

             Epstein and Freidman
             33 New Montgomery
             Suite 1400
             San Francisco, CA  94105
             Attention:  Mark Epstein
             Telecopier No.: (415) 896-2994


         Either party may designate a change in address at any time upon written notice to the other party.

         9.08 AMENDMENT AND MODIFICATION. The Agreement may be amended, modified or supplemented only by a written instrument executed by the party against whom such amendment, modification or supplement is sought to be enforced.

         9.09 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

         9.10 INTERPRETATION. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term "subsidiary", when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the board of directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term "affiliate" of a person means any person directly or indirectly owning, controlling or holding with power to vote ten (10%) or more of the outstanding voting securities of such other person; (ii) any person ten (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person; (iv) any officer, director, trustee or general partner of such other person; (v) if such other person is an officer, director, trustee or general partner, any person for which such other person acts in any such capacity; and (vi) the spouse of such other person, or any parent, grandparent, brother, sister, niece or nephew of such other person, or any lineal descendant of such other person, or the spouse of any such parent, grandparent, brother, sister, niece, nephew or lineal descendant, or any entity controlled by any of the foregoing. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

         9.11 ENTIRE AGREEMENT. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements and understandings between the parties with respect thereto.

         9.12 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first above written.

                                            BUYER:

                                            TSRC.NET, INC.


                                            By: /s/ Thomas Hoshko
                                               --------------------------------
                                                Thomas Hoshko
                                                President


                                            SELLERS:

                                            PRISM GROUP, LLC., a California
                                            corporation


                                            By: /s/ Barbara S. Berk
                                               --------------------------------
                                                Barbara S. Berk
                                                Manager

                                            By: /s/ Nancy E. Agatiello
                                               --------------------------------
                                                Nancy E. Agatiello
                                                Manager



                                            PRISM GROUP CONSULTING, LLC., a
                                            California corporation

                                            By: /s/ Barbara S. Berk
                                               --------------------------------
                                                Barbara S. Berk
                                                Manager


                                            By: /s/ Nancy E. Agatiello
                                               --------------------------------
                                                Nancy E. Agatiello
                                                Manager

                                            PRINCIPALS:

                                            GUS GONZALEZ AND NANCY E.
                                            AGATIELLO INTER-VIVOS TRUST


                                            By: /s/ Gus Gonzalez
                                               --------------------------------
                                                Gus Gonzalez, Co-Trustee

                                            By: /s/ Nancy E. Agatiello
                                               --------------------------------
                                                Nancy E. Agatiello, Co-Trustee



                                            /s/ Barbara S. Berk
                                            -----------------------------------
                                            BARBARA S. BERK


                                            /s/ Nancy E. Agatiello
                                            -----------------------------------
                                            NANCY E. AGATIELLO